EXHIBIT 99

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              February 27, 2007

ROWAN REPORTS RECORD ANNUAL REVENUES AND PROFITS
HOUSTON, TEXAS - For the year ended December 31, 2006, Rowan Companies, Inc. (RDC - NYSE) generated income from continuing operations of $317.0 million or $2.84 per share on revenues of $1,510.7 million, compared to income from continuing operations of $217.8 million or $1.97 per share on revenues of $1,068.8 million during 2005. Net income was $318.2 million or $2.85 per share in 2006, compared to $229.8 million or $2.08 per share in 2005.

For the three months ended December 31, 2006, the Company generated income from continuing operations of $62.4 million or 56¢ per share on $410.9 million of revenues, compared to income from continuing operations of $69.5 million or 63¢ per share on revenues of $317.4 million in the same period of 2005. Current quarter results included $12.8 million or 10¢ per share of charges related to environmental matters, while the prior year quarter included $24.3 million or 14¢ per share of gains on asset disposals.

Rowan’s offshore rig utilization decreased to 81% during the fourth quarter of 2006, from 93% during the comparable 2005 period. The Company realized 164 net fewer operating days during the current quarter from five rigs that were either preparing for or mobilizing to overseas assignments. Rowan’s overall average offshore day rate was $144,500 during the fourth quarter of 2006, up by $40,300 or 39% from the comparable 2005 period but down by $2,300 or less than 2% from the third quarter of 2006.

Rowan’s land rig utilization was 95% during the fourth quarter of 2006, up from 89% in the comparable 2005 period. The Company experienced 557 more operating days between periods as a result of the eight new rigs that were completed during 2006. Rowan’s average land rig day rate was $22,700 during the fourth quarter of 2006, up by $1,500 or 7% from the comparable 2005 period but down by $300 or less than 2% from the third quarter of 2006.

The Company’s external manufacturing backlog was $530 million at December 31, 2006, or more than one-third higher than the prior year level, and included $264 million of rigs, kits and components in the Offshore Products group, $190 million of pumps and land rig packages in the Drilling Systems group and $23 million of motors, drives and controls in the Power Systems group.

Danny McNease, Chairman and Chief Executive Officer, commented, “Rowan’s 2006 operating results were easily the best in the Company’s 83-year history. During the year, we successfully diversified our drilling operations away from the Gulf of Mexico market and obtained several long-term commitments that have dramatically improved our future revenue and earnings visibility.

“These actions negatively affected our 2006 operating results, however, as rig relocations temporarily halt the recognition of contract revenues. Our fourth quarter operating results, in particular, experienced an estimated $48 million revenue shortfall associated with relocating rigs, based upon average day rates then in effect. The first quarter of 2007 will be similarly impacted.

“As previously reported, our operating costs have also increased, in large part due to more extensive rig maintenance and greater parts and supply purchases, especially for the relocating rigs, and higher rig insurance premiums. Our labor costs have included a significant increment for expatriates working in the Middle East and the cost of duplicative local personnel undergoing training. In addition, our fourth quarter 2006 operating results included $12.8 million of environmental costs, including a $9 million charge for fines and environmental fund payments that we expect to pay in connection with a previously reported Department of Justice investigation and $3.8 million of incremental remediation expenses related to our Longview, Texas steel mill. We do not anticipate further charges will be incurred relating to either of these matters.

“By the end of March 2007, we expect to have all current relocations completed and all affected rigs again producing revenues. The infrastructure added for our Middle East operations should begin to reduce our cost of rig maintenance and the reduction of expatriate rig personnel should begin to relieve related labor and travel expenses. Our insurance coverage renews on April 1st and we are unsure at this point of the impact of any rate changes. Our repositioning of rigs has reduced our exposure to Gulf of Mexico hurricanes and should reduce our cost of coverage.

“Our manufacturing operations have continued to expand our line of innovative drilling products and we are confident that we will continue to make market inroads in 2007.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Thousands)

	DECEMBER 31
	2006	2005
ASSETS

Cash and cash equivalents	$258,041	$675,903
Accounts receivable	418,985	253,194
Inventories	345,095	196,010
Other current assets	80,728	83,025
Total current assets	1,102,849	1,208,132
Restricted cash	156,077	-
Property, plant and equipment - net	2,133,226	1,720,734
Other assets	43,246	46,317
TOTAL	$3,435,398	$2,975,183

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$64,922
Other current liabilities	451,784	275,691
Total current liabilities	516,706	340,613
Long-term debt	485,404	550,326
Other liabilities	559,242	464,505
Stockholders' equity	1,874,046	1,619,739
TOTAL	$3,435,398	$2,975,183

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2006	2005	2006	2005
REVENUES:
Drilling services	$280,659	$215,059	$1,067,448	$775,356
Manufacturing sales and services	130,288	102,373	443,286	293,426
TOTAL	410,947	317,432	1,510,734	1,068,782
COSTS AND EXPENSES:
Drilling services	148,494	105,784	511,664	394,595
Manufacturing sales and services	111,316	87,377	372,219	253,688
Depreciation and amortization	24,599	20,983	89,971	81,204
Selling, general and administrative	18,722	17,805	71,452	65,092
Loss (gain) on sales of property and equipment	11	(1,486)	(29,266)	(52,449)
Charge for estimated environmental fine	9,000	-	9,000	-
Gain on hurricane-related events	-	(22,855)	-	(13,948)
TOTAL	312,142	207,608	1,025,040	728,182
INCOME FROM OPERATIONS	98,805	109,824	485,694	340,600
OTHER INCOME (EXPENSE):
Interest expense	(6,998)	(6,934)	(28,321)	(25,802)
Less interest capitalized	1,165	762	7,756	3,803
Interest income	6,256	6,383	28,023	16,843
Gain on sales of investments	-	-	-	9,553
Other - net	368	(55)	202	473
OTHER INCOME (EXPENSE) - NET	791	156	7,660	4,870
INCOME BEFORE INCOME TAXES	99,596	109,980	493,354	345,470
Provision for income taxes	37,186	40,493	176,377	127,633
INCOME FROM CONTINUING OPERATIONS	62,410	69,487	316,977	217,837
Income from discontinued operations, net of tax	-	-	1,269	11,963
NET INCOME	$62,410	$69,487	$318,246	$229,800

PER DILUTED SHARE AMOUNTS:
Income from continuing operations	$.56	$.63	$2.84	$1.97
Income from discontinued operations, net of tax	$-	$-	$.01	$.11
Net income	$.56	$.63	$2.85	$2.08
AVERAGE DILUTED SHARES	111,630	110,967	111,775	110,316

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Thousands)

	FOR THE TWELVE MONTHS
	ENDED DECEMBER 31
	2006	2005
CASH PROVIDED BY (USED IN):
Operations:
Net income	$318,246	$229,800
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	89,971	81,291
Deferred income taxes	94,287	121,660
Contributions to pension plans	(6,229)	(89,207)
Net (gain) loss on asset disposals	(29,266)	(50,238)
Other - net	52,232	26,310
Net changes in current assets and liabilities	(221,617)	19,486
Net changes in other noncurrent assets and liabilities	(5,555)	(5,932)
Net cash provided by operations	292,069	333,170

Investing activities:
Property, plant and equipment additions	(479,082)	(199,798)
Proceeds from asset disposals	39,082	120,713
Increase in restricted cash balance	(156,077)	-
Net cash used in investing activities	(596,077)	(79,085)

Financing activities:
Proceeds from borrowings	-	37,909
Repayments of borrowings	(64,922)	(61,933)
Proceeds from stock option and convertible debenture plans	9,176	34,008
Payments of cash dividends	(60,488)	(54,143)
Other	2,380	-
Net cash used in financing activities	(113,854)	(44,159)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(417,862)	209,926
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	675,903	465,977
CASH AND CASH EQUIVALENTS, END OF PERIOD	$258,041	$675,903